Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Provides Financial and Management Update

New Orleans, Louisiana, March 16, 2009… Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) announced today that it was notified by the administrative agent for its bank lending group that the semi-annual re-determination of the borrowing base under its revolving credit facility was performed, resulting in a new borrowing base of $45 million, down from the prior borrowing base of $150 million. The Company currently has $83 million drawn under this facility, which results in a borrowing base deficiency of $38 million. The Company has been in discussions with the bank lender group about potential financial and other covenant breaches that are likely to occur during 2009 under its revolving credit facility.

The Company, along with its recently retained financial advisor, Parkman Whaling LLC, are discussing with the bank lender group the Company’s options to remedy the borrowing base deficiency, as permitted under the credit agreement, as well as discussing amendments to the agreement to provide waivers of compliance with financial and other covenants.

Management anticipates that the report of KPMG LLP, the Company’s independent public accountants, relative to the Company’s 2008 consolidated financial statements will contain an explanatory paragraph indicating substantial doubt about the Company’s ability to continue as a going concern.

The Company also announced several management and governance changes today. First, the Company announced today that its Chairman and Chief Executive Officer, Richard A. Bachmann, has resigned with immediate effect from all of his positions with the Company and its subsidiaries and has stepped down as a member of the Board of Directors (the “Board”).

Second, the Company announced that, as part of its previously announced exploration of strategic alternatives, it has been engaging in discussions with an Ad Hoc Committee representing the holders of a majority of its $450 million principal amount of senior unsecured notes. The Board has formed a Restructuring Committee of the Board, consisting of Jerry Carlisle, Jim Latimer and Bryant Patton, each of whom is an independent member of the Board. The Board has instructed the Restructuring Committee to negotiate with the Ad Hoc Committee regarding the terms of a possible debt for equity exchange that is in the best interest of the Company and acceptable to the senior unsecured noteholders.

Third, the Company announced that it has engaged Alan Bell as the Company’s Chief Restructuring Officer. Until his retirement in June 2006, Mr. Bell was the director of Ernst & Young LLP’s energy practice in the Southwest U.S. area. Mr. Bell earned a master’s degree in business from Tulane University and a bachelor’s degree in petroleum engineering from the Colorado School of Mines, and is a certified public accountant licensed in Texas. Mr. Bell will report to the Board.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include:

•	availability of capital to fund required payments on our revolving credit facility, senior unsecured notes and our working capital needs;

•	our ability to execute the strategic alternatives we are exploring;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•	our ability to continue as a going concern;

•	discussions with our bank lender group, our bondholders, our other creditors and the Minerals Management Service;

•	our inability to fulfill the terms or meet the required financial covenants under our revolving credit facility;

•	changes in general economic conditions;

•	uncertainties in reserve and production estimates;

•	unanticipated recovery or production problems;

•	unanticipated results from wells being drilled or completed;

•	the effects of delays in completion of gas gathering systems, pipelines and processing facilities;

•	oil and natural gas prices and competition;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	loss of key personnel;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form
10-K for the year ended December 31, 2007, Form 10-Q for the quarter ended September 30, 2008 and current reports on Form 8-K, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)

Energy Partners, Ltd.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jeremy Jacobs/Steve Frankel (212-355-4449)

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